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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                      SEC file number 333-62526


(Check One): [X]  Form 10-K   [ ] Form 20-F   [ ]  Form 10-Q    [ ]  Form N-SAR

  For Period Ended:______________

  [ ] Transition Report on Form 10-K
  [ ] Transition Report on Form 20-F
  [ ] Transition Report on Form 11-K
  [ ] Transition Report on Form 10-Q
  [ ] Transition Report on Form N-SAR
  For the Transition Period Ended:___________________


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   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
   VERIFIED ANY INFORMATION CONTAINED HEREIN.

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   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

COMMONWEALTH INCOME & GROWTH FUND IV
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Full Name of Registrant

N/A
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Former Name if Applicable

470 John Young Way Suite 300
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Address of Principal Executive Office (Street and Number)

Exton, PA  19341
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City, State and Zip Code


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PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the 5th calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

   All information necessary to formulate the 10-K filing could not be gathered and structured into proper form without unreasonable delay. Additional time is needed to complete the financial statements for Commonwealth Income & Growth Fund IV.


PART IV - OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification

      George S. Springsteen             610                 594-9600
     ----------------------          ---------          -----------------
             (Name)                 (Area Code)         (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                      COMMONWEALTH INCOME & GROWTH FUND IV
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 31, 2006                         By:  /s/ George Springsteen
       --------------                              ----------------------
                                                   Chief Executive Officer